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                                                    August 16, 1999



Volume Services America, Inc.
201 East Broad Street
Spartanburg, South Carolina 29306

Ladies and Gentlemen:

     We have acted as counsel to Volume Services America, Inc., a Delaware corporation (the "Company"), Volume Services America Holdings, Inc., a Delaware Corporation ("Volume Holdings"), and the subsidiaries of the Company named in
Schedule I hereto (the "Subsidiaries", and together with Volume Holdings, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $100,000,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2009 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture (the "Indenture") dated as of March 4, 1999, among the Company, the Guarantors and Norwest Bank Minnesota, National Association, as

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Volume Services America, Inc.          -2-                       August 16, 1999


Trustee. The Exchange Securities will be offered by the Company in exchange for $100,000,000 aggregate principal amount of its outstanding 11 1/4% Senior Subordinated Notes due 2009 (the "Securities").

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

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Volume Services America, Inc.          -3-                       August 16, 1999


     1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

     Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

     Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of California, Maryland, Texas, Wisconsin and Wyoming, we have relied upon the opinions of Paul, Hastings, Janofsky & Walker LLP; Venable, Baetjer and Howard, LLP; Locke Liddell & Sapp LLP; Wille, Gregory & Lundeen and Holland & Hart, respectively, in each case, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Kansas, we have relied upon the opinion of Stinson, Mag & Fizell, PC, dated August 13, 1999.

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Volume Services America, Inc.          -4-                       August 16, 1999


     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law and, to the extent set forth herein, the laws of the States of California, Kansas, Maryland, Texas, Wisconsin and Wyoming.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,



                                        /s/ Simpson Thacher & Bartlett
                                        SIMPSON THACHER & BARTLETT


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                                                                      SCHEDULE I

                                   GUARANTORS

 Name:                                                     State of Organization

 Events Center Catering, Inc.                              Wyoming
 Volume Services, Inc. (Kansas)                            Kansas
 Service America Concessions Corporation                   Maryland
 Service America Corporation                               Delaware
 Service America Corporation of Wisconsin                  Wisconsin
 Servo-Kansas, Inc.                                        Kansas
 Servomation Duchess, Inc.                                 California
 SVM of Texas, Inc.                                        Texas
 Volume Services, Inc.                                     Delaware